QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

        LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES
To Tender Shares of Common Stock
of
TRANSATLANTIC HOLDINGS, INC.
for
1.5564 Validus Holdings, Ltd. Voting Common Shares
and
$8.00 in Cash
by
VALIDUS HOLDINGS, LTD.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, SEPTEMBER 30, 2011, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

July 25, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged and appointed by Validus Holdings, Ltd., a Bermuda exempted company ("Validus"), to act as Dealer Manager in connection with Validus' offer to exchange each issued and outstanding common share, par value $1.00 per share (the "shares of Transatlantic common stock"), of Transatlantic Holdings, Inc. ("Transatlantic"), a Delaware corporation, for 1.5564 voting common shares, par value $0.175 per share (the "Validus common shares"), of Validus, $8.00 in cash (less applicable withholding taxes and without interest) and cash in lieu of any fractional Validus common shares, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange, dated July 25, 2011, and in the related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Transatlantic common stock registered in your name or in the name of your nominee.

        As discussed in the Prospectus/Offer to Exchange, the Offer is not being made in any jurisdiction where the Offer would not be in compliance with the applicable laws of such jurisdiction.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, SEPTEMBER 30, 2011, UNLESS EXTENDED.

        Enclosed herewith for your information and forwarding to your clients for whom you hold shares of Transatlantic common stock registered in your name or the name of your nominee are copies of the following documents:

        1.     The Prospectus/Offer to Exchange, dated July 25, 2011.

        2.     The Letter of Transmittal for your use in accepting the Offer and tendering shares of Transatlantic common stock and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender shares of Transatlantic common stock, including the IRS Form W-9.

        3.     The Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing shares of Transatlantic common stock are not immediately available or if you cannot deliver the certificates and all other required documents to BNY Mellon Shareowner Services (the "Exchange Agent") on or prior to the expiration time of the Offer or complete the procedure for book-entry transfer on a timely basis.

        4.     A form of the letter that may be sent to your clients for whose accounts you hold shares of Transatlantic common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        5.     A return envelope addressed to the Exchange Agent.

        Please note the following:

        1.     The consideration for each share Transatlantic common stock is 1.5564 Validus common shares, $8.00 in cash (less applicable withholding taxes and without interest), and cash in lieu of any fractional Validus common shares, as described in the Prospectus/Offer to Exchange.

        2.     The Offer is being made for all issued and outstanding shares of Transatlantic common stock.

        3.     The Offer and the withdrawal rights expire at 5:00 p.m., Eastern time, on Friday, September 30, 2011, unless extended as described in the Prospectus/Offer to Exchange (as extended, the "expiration time of the Offer"). Shares of Transatlantic common stock tendered pursuant to the Offer may be withdrawn at any time before the expiration time of the Offer, but not during any subsequent offering period.

        4.     The Offer is subject to the conditions set forth in the section of the Prospectus/Offer to Exchange titled "The Exchange Offer—Conditions of the Exchange Offer," which we urge you to review in detail. These conditions include, among other things, the following:

  •
  Transatlantic stockholders shall have validly tendered and not withdrawn prior to the expiration time of the Offer at least that number of shares of Transatlantic common stock that, when added to the shares of Transatlantic common stock then owned by Validus or any of its subsidiaries, shall constitute a majority of the then-outstanding number of shares of Transatlantic common stock on a fully-diluted basis.

  •
  The Agreement and Plan of Merger, dated as of June 12, 2011, by and among Allied World Assurance Company Holdings, AG ("Allied World"), Transatlantic and GO Sub, LLC (the "Allied World acquisition agreement") shall have been validly terminated, and Validus shall reasonably believe that Transatlantic has no liability, and Allied World shall not have asserted any claim of liability or breach against Transatlantic in connection with the Allied World acquisition agreement, other than with respect to the possible payment of a maximum of $115 million in the aggregate in termination fees and reimbursement of permitted Allied World expenses thereunder.

  •
  The registration statement of which the Prospectus/Offer to Exchange is a part shall have become effective under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the U.S. Securities and Exchange Commission, and Validus shall have received all necessary state securities law or "blue sky" authorizations.

  •
  The Transatlantic board of directors shall have approved the acquisition of the shares of Transatlantic common stock pursuant to the Offer and second-step merger under Section 203 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), or Validus shall be satisfied that Section 203 of the DGCL does not apply to or otherwise restrict the such acquisition.

  •
  The shareholders of Validus shall have approved the issuance of the Validus common shares pursuant to the Offer and the second-step merger as required under the rules of the New York Stock Exchange (the "NYSE").

  •
  The Validus common shares to be issued to Transatlantic stockholders as a portion of the Offer consideration in exchange for shares of Transatlantic common stock in the Offer and the second-step merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

  •
  There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation by or before any governmental authority that, in the judgment of Validus, is reasonably expected to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the Offer or is reasonably expected to prohibit or limit the full rights of ownership of shares of Transatlantic common stock by Validus or any of its affiliates.

  •
  Since December 31, 2010, there shall not have been any change, state of facts, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of Transatlantic and its subsidiaries, taken as a whole, subject to certain exceptions and limitations.

  •
  Each of Transatlantic and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of the Prospectus/Offer to Exchange and prior to the expiration time of the Offer.

  •
  All amendments or waivers under Validus' and its subsidiaries' credit facilities as determined by Validus to be necessary to consummate the Offer, the second-step merger and the other transactions contemplated by the Prospectus/Offer to Exchange shall have been obtained and be in full force and effect.

  •
  The New York State Insurance Department shall have approved Validus' application for acquisition of control of Transatlantic Reinsurance Company and Putnam Reinsurance Company, New York domiciled insurance companies and wholly-owned subsidiaries of Transatlantic, pursuant to Section 1506 of the New York Insurance Code and such approval shall be in full force and effect.

  •
  Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and, if applicable, any agreement with the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice not to accept shares of Transatlantic common stock for exchange in the Offer, shall have expired or shall have been terminated prior to the expiration of the Offer.

  •
  Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority, other than in connection with the matters set forth in the two foregoing bullet points, shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired.

        The Offer is subject to additional conditions referred to in the section of the Prospectus/Offer to Exchange titled "The Exchange Offer—Conditions of the Exchange Offer," including that Transatlantic stockholders shall not have approved the Allied World acquisition agreement and that there shall have been no business combination consummated between Transatlantic and Allied World and that the Transatlantic board of directors shall have not adopted a stockholder rights plan or similar plan.

        5.     Exchange of shares of Transatlantic common stock pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined in the Prospectus/Offer to Exchange) in connection with book-entry transfer of the shares, (b) certificates for such shares of Transatlantic common stock or a confirmation of a book-entry transfer of such shares into the Exchange Agent's account at the Depositary Trust Company and (c) any other required documents. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER CONSIDERATION FOR SHARES OF TRANSATLANTIC COMMON STOCK, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING THE EXCHANGE OR IN DISTRIBUTING THE OFFER CONSIDERATION.

        6.     Any stock transfer taxes applicable to the transfer of shares of Transatlantic common stock to Validus pursuant to the Offer will be paid by Validus, except as otherwise provided in the Prospectus/Offer to Exchange and the related Letter of Transmittal.

        Validus will not pay any commissions or fees to any broker, dealer or other person, other than the undersigned Dealer Manager, Innisfree M&A Incorporated (the "Information Agent") and other persons described in the section of the Prospectus/Offer to Exchange titled "The Exchange Offer—Fees and Expenses," for soliciting tenders of shares of Transatlantic common stock pursuant to the Offer. Upon request, Validus will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

        Stockholders who wish to tender their shares of Transatlantic common stock but whose certificates representing shares of Transatlantic common stock are not immediately available or who cannot deliver their certificates and all other required documents to the Exchange Agent prior to the expiration time of the Offer or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender their shares of Transatlantic common stock by properly completing and duly executing the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures, and complying with all other requirements, in each case, as set forth in the section of the Prospectus/Offer to Exchange titled "The Exchange Offer—Procedure for Tendering."

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Prospectus/Offer to Exchange.

Very truly yours,

Greenhill & Co., LLC
Toll Free: (888) 504-7336

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF VALIDUS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

QuickLinks

  Exhibit 99.3